Exhibit 99.1

News > Smith-Midland > Financial > March 2013 Results
May 16, 2013

SMC Announces Financial Results for the Quarter Ended March 31, 2013

MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) reported total revenue of $6.9 million and pre-tax earnings of $521,000 for the three months ended March 31, 2013, as compared to total revenue of $6.0 million and a pre-tax loss of $225,000 for the same period in 2012. The Company had net income of $309,000 for the three months ended March 31, 2013, as compared to a net loss of $127,000 for the same period in 2012. The fully diluted earnings per share were $.06 for the three months ended March 31, 2013 and the fully diluted loss per share was $.03 for the same period in 2012.

Rodney Smith, Chairman and CEO stated, “The first quarter of 2013 started off with some positive trends including increased sales, higher gross margins, a reduction in general and administrative expenses and an increase in net income and earnings per share. Management is continually monitoring the precast and construction markets and reacting wherever possible to reduce costs and increase sales.

“Management has improved its key operating metrics over the past year and is able to review these metrics on a weekly basics to react better and faster to changes in either market conditions or operations issues in real time.”

Ashley Smith, our President and COO of Smith-Midland of Virginia, the Precast Company, said, “Our lean initiatives are beginning to take hold within the Company, but we have a ways to go to achieve the significant profits that we believe Lean will bring to the bottom line.”

“Your management team and Board of Directors made several decisions during 2012 considered stockholder-friendly. One recommendation was to pay the Company's first dividend of $250,000 ($.05 cents per share) in December 2012, and another recommendation was to eliminate the 'Rights Plan'. We will be giving serious consideration to introducing a stock buy-back program when it is appropriate.

“We are dedicated to running the Company with a focus on innovation and research that will benefit our stockholders today and in the future.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company's web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company's Form 10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com